UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN CONSENT SOLICITATION STATEMENT

SCHEDULE 14A INFORMATION

Consent Solicitation Statement Pursuant to Section 14(a) Securities

Exchange Act of 1934

Filed by the Registrant	/ /

Filed by a party other than the Registrant	/X/

Check the appropriate box:

/ /	Preliminary Consent Solicitation Statement

/ /	Confidential, for Use of the Commission Only

(as permitted by Rule 14a-6(e)(2))

/ /	Definitive Consent Solicitation Statement

/X/	Definitive Additional Materials

/ /	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

BOSTON FINANCIAL QUALIFIED HOUSING TAX CREDITS L.P. IV

(Name of Registrant as Specified in Its Charter)

Everest Housing Investors 2, LP

                (Name of Person(s) Filing Consent Solicitation Statement, if other than the Registrant)

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/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:
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/ /	Fee paid previously with preliminary materials

/ /

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Everest Housing Investors 2, LP

199 S. Los Robles Ave., Suite 200

Pasadena, California 91101

May 5, 2008

RE:	GENERAL PARTNERS COMMENCE LITIGATION; LIQUIDATION OF THE PARTNERSHIP IS LIKELY TO BE DELAYED FOR YEARS

Dear Limited Partner:

We have learned that the general partners of Boston Financial Qualified Housing Tax Credits L.P. IV (the “Partnership”) have recently filed litigation against a multitude of parties, regarding our efforts to remove them as the general partners of the Partnership. As they have done in the past, they appear to be wasting Partnership assets on frivolous litigation. Representatives of the Partnership have previously stated that they will not liquidate and wind-up the Partnership until all litigation is resolved, so by commencing new litigation they are probably delaying the liquidation of the Partnership for several years.

As you know from our Solicitation of Consents dated November 16, 2007, we are seeking the approval by written consent of the limited partners (the “Limited Partners”) of the Partnership, to remove the current general partners (Arch Street VIII, Inc. and Arch Street IV L.P., affiliates of MMA Financial, Inc. (“MMA”)) and to elect Everest Housing Management, LLC, a California limited liability company (“New GP)”, as the successor general partner of the Partnership.

We believe the most effective and fastest way to bring an end to the Partnership is to vote to replace the current general partners. The current general partners admitted they mishandled Partnership assets but have still refused to provide documentation or support for the restitution they unilaterally decided to pay the Partnership for their wrongdoing. Only a new general partner can fully investigate the misdeeds of the current general partners.

The New GP would terminate the litigation that the current general partners wish to perpetuate, and seek a full recovery of misspent Partnership funds. The New GP would not waste Partnership funds on such needless litigation. The New GP would liquidate the Partnership more effectively than the current general partners have been doing.

All limited partners should be very concerned that the current general partners continue to act in their own interests, at the expense of the Partnership and the limited partners. Because our affiliate is one of the largest unitholders, our financial interests are better aligned with Limited Partners; while the current general partners continue to manage the Partnership to serve their own interests.

We urge you to carefully read the Consent Solicitation Statement previously sent to you, and to vote. Your vote is important. Failure to vote, abstentions and broker non-votes will have the same effect as a vote against the Proposal. To be sure your vote is represented, please sign, date and return the enclosed GREEN Consent of Limited Partner form as promptly as possible in the enclosed, prepaid envelope. If you have any questions, please contact Everest at: (800) 611-4613.

We have extended the Expiration Date. The solicitation of Consents will expire at 5:00 p.m. Eastern Time on the earlier to occur of the following dates (the “Expiration Date”): (i) June 17, 2008, or such later date to which Everest determines to extend the solicitation or (ii) the date Everest determines the Required Consents are received. Everest reserves the right to extend this solicitation of Consents for such period or periods as it may determine in its sole discretion from time to time; provided, however that it will not extend this solicitation past October 15, 2008.

Very Truly Yours,

Everest Housing Investors 2, LP